Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

SECOND AMENDED AND RESTATED LICENSE AGREEMENT

This Second Amended and Restated License Agreement (“Agreement”) dated as of September 13, 2018 (the “Effective Date”), is by and between Incept LLC (“Incept”), a Delaware Limited Liability Company, with offices located at 1359 Dell Avenue, Campbell, CA 95008 and Ocular Therapeutix, Inc. (“Ocular”), a Delaware corporation with offices located at 15 Crosby Dr, Bedford, MA 01730 (each of Incept and Ocular a “Party” and, collectively, the “Parties” to this Agreement).

RECITALS

WHEREAS, Incept is an intellectual property holding company owning the Original Licensed Patents;

WHEREAS, Incept and Ocular are parties to an exclusive license agreement related to such Original Licensed Patents effective as of April 12, 2007 (the “Original License”);

WHEREAS, Incept and Ocular amended and restated the Original License and entered into the Amended and Restated License Agreement effective as of January 27, 2012 (the “Amended License”); and

WHEREAS, Incept and Ocular wish to further amend and restate the Amended License in order to add a Second Field of Use (as defined herein) with respect to the Original Licensed Patents, and to modify and clarify, among other things, the ownership and license rights to Incept Inventions, Ocular Inventions and Joint Inventions (as each is defined herein), including the terms and conditions for same.

NOW THEREFORE, in consideration of the agreements and covenants made hereunder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.0                               Definitions. As used herein, the following terms shall have the designated meanings:

1.1                               “Affiliate” means any person, corporation or other entity that is directly or indirectly controlled by, or under common control with any party, including but not limited to the Parties to this Agreement. The term, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the shares or other equity interests of the subject entity entitled to vote in the election of directors, or in the case of an entity that is not a corporation, for the election of the corresponding managing authority. For the avoidance of doubt, any person or entity that is not an Affiliate of such party as of the Effective Date, but later becomes an Affiliate of such party through any transaction or series of related transactions, shall be deemed to be an Affiliate of such party as of the effective date of such transaction or of the completion of the series of related transactions, as may be the case, for purposes of this Agreement. For the further avoidance of doubt, all Affiliates of Licensee are bound by the terms and conditions of this Agreement to the same extent as Licensee.

1.2                               “Drug Delivery Field” means the research, design, development, manufacturing and commercialization of drug delivery products, without limitation as to their intended purpose or use.

1.3                               “Field of Use” means the research, design, development, manufacturing and commercialization of products that are delivered to or around the human eye for diagnostic therapeutic or prophylactic purposes relating to ophthalmic diseases or conditions.

1.4                               “Incept Member” means any member, employee, agent, consultant, or contractor of Incept. For the avoidance of doubt and for the purpose of this Agreement, Amarpreet Sawhney, who is Chairman of the Board of Ocular as of the Effective Date, is an Incept Member and not an Ocular Member.

1.5                               “Incept Invention(s)” means any discoveries, developments, know-how, modifications, combinations, designs, compositions of matter, models, scales, data, processes software, specifications, instructions, trade secrets, material and information, tangible or intangible and other inventions (whether or not patentable) that have been conceived as of the Effective Date by one or more Ocular Members, whether alone or jointly with one or more Incept Members, regardless of whether thereafter made or reduced to practice, that are not the subject of an Original Licensed Patent or of a Shape-Changing Licensed Patent. For the avoidance of doubt, any invention conceived by one or more Incept Members at any time before, on, or after the Effective Date that was not jointly conceived with one or more Ocular members is not included in this definition of Incept Invention(s).

1.6                               “Incept Invention Licensed Patent(s)” means (a) Patent Applications that disclose any Incept Invention (i.e., wherein one or more Incept Inventions are the subject of the

Patent Application) and any Patents issuing therefrom and reissues thereof, (b) any Patents or Patent Applications that claim priority, whether directly or through other Patents or Patent Applications, to any of the foregoing Patents and Patent Applications, and (c) the non-U.S. counterparts of any of the foregoing Patents and Patent Applications.

1.7                               “Incept Invention Licensed Products” means all products, devices, materials, including components thereof, which are covered, or which the manufacture, sale, offer for sale, importation or use of which is covered, by one or more Valid Claims of an Incept Invention Licensed Patent or that incorporate or use the Incept Invention Licensed Technology within the Drug Delivery Field. For the avoidance of doubt, Licensed Products do not include any products, devices, materials, including components thereof, or to any methods of manufacture or use thereof, except within the Drug Delivery Field.

1.8                               “Incept Invention Licensed Technology” means any proprietary materials, devices and know-how that is useful or necessary for practicing the Incept Inventions and/or for making Incept Invention Licensed Products, and any knowledge related to any such Incept Inventions and Incept Invention Licensed Products in the Drug Delivery Field, including without limitation trade secrets, formulas, test results, reports, models, samples, formulations, chemical protocols, clinical results, lists of service providers, and know-how.

1.9                               “Joint Invention(s)” means any discoveries, developments, know-how, modifications, combinations, designs, compositions of matter, models, scales, data, processes software, specifications, instructions, trade secrets, material and information, tangible or intangible and other inventions (whether or not patentable) that are conceived jointly by one or more Ocular Members and one or more Incept Members on or after the Effective Date, regardless of whether thereafter made or reduced to practice, that are not the subject of a Patent Application that claims the benefit of priority to an Original Licensed Patent or an Incept Invention Licensed Patent.

1.10                        “Joint Invention Licensed Patent(s)” means (a) Patent Applications that disclose any Joint Invention (i.e., wherein one or more Joint Inventions are the subject of the Patent Application) and any Patents issuing therefrom and reissues thereof, (b) any Patents or Patent Applications that claim priority, whether directly or through other Patents or Patent Applications, to any of the foregoing Patents and Patent Applications, and (c) the non-U.S. counterparts of any of the foregoing Patents and Patent Applications.

1.11                        “Joint Invention Licensed Products” means all products, devices, materials, including components thereof, which are covered, or which the manufacture, sale, offer for sale, importation or use of which is covered, by one or more Valid Claims of a Joint Invention Licensed Patent or that incorporate or use the Joint Invention Licensed Technology within the Drug Delivery Field. For the avoidance of doubt, Joint Invention Licensed Products do not include any products, devices, materials, including components thereof, or to any methods of manufacture or use thereof, except within the Drug Delivery Field.

1.12                        “Joint Invention Licensed Technology” means any proprietary materials, devices and know-how that is useful or necessary for practicing the Joint Inventions and/or for making Joint Invention Licensed Products and any knowledge related to any such Joint Inventions and Joint Invention Licensed Products in the Drug Delivery Field, including without limitation trade secrets, formulas, test results, reports, models, samples, formulations, chemical protocols, clinical results, lists of service providers, and know-how.

1.13                        “Licensed Products” means all products, devices, materials, including components thereof, which are covered, or which the manufacture, sale, offer for sale, importation or use of which is covered, by one or more Valid Claims of an Original Licensed Patent or that incorporate or use the Licensed Technology within the Field of Use or within the Second Field of Use. For the avoidance of doubt, Licensed Products do not include any products, devices, materials, including components thereof, or to any methods of manufacture or use thereof, except within the Field of Use or within the Second Field of Use.

1.14                        “Licensed Technology” means all proprietary materials under the Original Licensed Patents and any knowledge transferred from Licensor to Licensee in the Field of Use or in the Second Field of Use, including without limitation trade secrets, formulas, test results, reports, models, samples, formulations, chemical protocols, clinical results, lists of service providers, and know-how.

1.15                        “Licensee” shall mean Ocular, and “Licensor” shall mean Incept.

1.16                        “Net Sales” means all gross revenues actually received by Licensee and its Affiliates from the sale of any (a) Licensed Products in the Field of Use or in the Second Field of Use, (b) Joint Invention Licensed Products in the Drug Delivery Field, and (c) Incept Invention Licensed Products in the Drug Delivery Field, less (x) normal and customary rebates, and cash and trade discounts, (y) sales, use, withholding and/or other excise taxes or duties actually paid,

(z) the cost of any packages and packing separately billed and paid, (xx) insurance costs and outbound transportation charges prepaid or allowed, (yy) import and/or export duties actually paid and (zz) amounts allowed or credited due to returns (not to exceed the original billing or invoice amount), as may be applicable.

1.17                        “Ocular Invention(s)” means any discoveries, developments, know-how, modifications, combinations, designs, compositions of matter, models, scales, data, processes software, specifications, instructions, trade secrets, material and information, tangible or intangible and other inventions (whether or not patentable) that are conceived solely by one or more Ocular Members after the Effective Date regardless of whether thereafter made or reduced to practice, and that are not the subject of a Patent Application that claims the benefit of priority to an Original Licensed Patent or to a Shape-Changing Licensed Patent.

1.18                        “Ocular Member” means any employee, agent, consultant or contractor of Ocular.

1.19                        “Ocular Patents” means (a) Patent Applications that disclose any Ocular Invention(i.e., wherein one or more Ocular Inventions are the subject of the Patent Application) and any Patents issuing therefrom and reissues thereof, (b) any Patents or Patent Applications that claim priority, whether directly or through other Patents or Patent Applications, to any of the foregoing Patents and Patent Applications, and (c) the non-U.S. counterparts of any of the foregoing Patents and Patent Applications. Notwithstanding the foregoing, any Patent or Patent Application that includes one or more claims that cover (i.e., read on) any Incept Invention are not included in this definition and such Patent or Patent Application shall be instead included in the definition of “Incept Invention Licensed Patents” for the purposes of this Agreement, regardless of whether such Patent or Patent Application claims priority to an Ocular Patent, and Ocular shall promptly assign such Patent or Patent Application to Incept unless the Parties agree in writing to alternative ownership terms.

1.20                        “Original Licensed Patent(s)” means (a) the Patents and Patent Applications listed in Exhibit A, as may be amended by the mutual written consent of the Parties from time to time, and any Patents issuing therefrom and reissues thereof, (b) any Patents or Patent Applications that claim priority, whether directly or through other patents or Patent Applications, to any of the foregoing Patents and Patent Applications, and (c) the non-U.S. counterparts of any of the foregoing Patents and Patent Applications.

1.21                        “Patent” and “Patent Application”, as applicable, means any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examinations, renewals or extensions thereof, patents of addition, or any like governmental grant for protection of inventions and any pending application for any of the foregoing, including any continuation, divisional, substitution, continuation-in-part, and provisional and converted provisional applications.

1.22                        “Pending Application” means a non-issued, non-abandoned Patent Application that is an Original Licensed Patent, Joint Invention Licensed Patent or Incept Invention Licensed Patent, and that, if it were to issue as a Patent, would have remaining enforceable term prior to expiration, assuming all required maintenance and annuity fees were timely paid.

1.23                        “Second Field of Use” means the research, design, development, manufacturing and commercialization of products that deliver a drug for the treatment of acute post-surgical pain or for the treatment of ear, nose and/or throat diseases or conditions. For clarity, the following uses are excluded from the Second Field of Use: prevention of post-surgical adhesions; surgical sealants; adhesives, meaning liquid substances that solidy to co-apt and mechanically secure a tissue with other tissues or devices; and hemostats.

1.24                        “Shape-Changing Licensed Patent(s)” means (a) the Patents and Patent Applications listed in Exhibit C, as may be amended by the mutual written consent of the Parties from time to time, and any Patents issuing therefrom and reissues thereof, (b) any Patents or Patent Applications that claim priority, whether directly or through other patents or Patent Applications, to any of the foregoing Patents and Patent Applications, and (c) the non-U.S. counterparts of any of the foregoing Patents and Patent Applications.

1.25                        “Sublicensee” means a party that sublicenses any of an Original Licensed Patent, Original Licensed Technology, Incept Invention Licensed Patent, Incept Invention Licensed Technology, Joint Invention Licensed Patent, and Joint Invention Licensed Technology from Licensee.

1.26                        “Tulavi Field” means all diagnostic, predictive or therapeutic methods, devices or compositions involving the nerves, as the primary intended target, and associated tissue, such as obliterating, impairing, blocking, modulating, preventing regeneration, mimicking and/or stimulating the targeted nerves, including but not limited to the fields of cardiology, pulmonology, immunomodulation and pain, including but not limited to atrial or ventricular fibrillation or arrhythmias, angina, asthma, COPD, peripheral or visceral pain, nerve amputation or neuroma, or sepsis, and excluding drug delivery applications for treating acute post-surgical pain.

1.27                        “Valid Claim” means a claim of an issued and unexpired Original Licensed Patent, Joint Invention Licensed Patent, or Incept Invention Licensed Patent, as may be applicable, that has not been held invalid in an unappealed or unappealable final decision rendered by a court of competent jurisdiction.

2.0                               License Terms

2.1                               License Grant. Licensor hereby grants to Licensee and its Affiliates (a) an exclusive, except as provided for in Section 2.6, royalty-bearing in accordance with Section 3.2(i) or 3.2(ii), as applicable, non-transferable except as provided in Section 10.1, worldwide, perpetual, irrevocable license, subject to the terms and conditions of this Agreement, in order to make, have made, use, offer for sale, sell, sublicense in accordance with Section 2.2, and import Licensed Products and to practice and have practiced Original Licensed Patents and Licensed Technology in the Field of Use and Second Field of Use, as applicable, (b) an exclusive, royalty-bearing in accordance with Section 3.2(iii), non-transferable except as provided in Section 10.1, worldwide, perpetual, irrevocable license, subject to the terms and conditions of this Agreement, in order to make, have made, use, offer for sale, sell, sublicense in accordance with Section 2.2, and import Joint Invention Licensed Products and Incept Invention Licensed Products and to practice and have practiced Joint Invention Licensed Patents, Joint Invention Licensed Technology, Incept Invention Licensed Patents and Incept Invention Licensed Technology, for each, solely in the Drug Delivery Field and subject to Section 9.1 (Covenant Not To Sue Tulavi), and (c) an exclusive, fully paid, freely transferrable and sublicensable, worldwide, perpetual, irrevocable license, subject to the terms and conditions of this Agreement, to practice and have practiced the Shape-Changing Licensed Patents in all fields except the Tulavi Field. Ocular acknowledges and confirms that Tulavi Therapeutics, Inc., a Delaware corporation (“Tulavi”) has an exclusive license to the Shape-Changing Licensed Patents in the Tulavi Field.

2.2                               Right to Sublicense. Licensor hereby grants to Licensee and Affiliates the right to grant sublicenses of any of its rights under the Original Licensed Patents, Original Licensed Technology, Joint Invention Licensed Patents, Joint Invention Licensed Technology, Incept Invention Licensed Patents and Incept

Invention Licensed Technology (collectively, for purposes of this Section 2.2 only, the “Licensed Patents and Technology”), each in accordance with the terms of this Agreement. The granting of sublicenses shall be at Licensee’s sole and exclusive discretion and Licensee shall have the sole and exclusive power to determine the identity of any Sublicensee, the applicable licensee fees, royalty rates and/or other consideration, subject to Section 3.3 if applicable, and other terms and conditions of the Sublicense; provided that, any sublicense granted by Licensee shall be not be effective until the respective Sublicensee agrees unambiguously in a writing provided to Licensor that said Sublicensee agrees to be bound by all terms and conditions of the Agreement. Notwithstanding any of the foregoing: (a) Sublicensees may not transfer, assign or sublicense any of its rights under the Licensed Patents and Technology, including under Section 10.1; (b) Licensee shall be responsible for the performance and obligations of its Sublicensees under this Agreement, including, without limitation, the royalty and other payments, reporting and auditing provisions set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.5; the representation and indemnification provisions set forth in Sections 4.1 and 4.2, the small entity status change notification obligation set forth in Section 5.4 the confidential information provisions set forth in Sections 7.1, 7.2 and 7.3; and (c) except when acting through or with Licensee, Sublicenses shall have no rights under Sections 5.1 (Prosecution) and 5.3 (Election of Licensed Patents), Section 6.0 in its entirety (Patent Infringement) and Section 8.2 (Breach).

2.3                               Rights to Ocular Inventions and Ocular Patents. No Grant-Backs. Audit Rights. All right, title and interest in any Ocular Invention and Ocular Patent shall remain the sole and exclusive property of Ocular. No license rights to any Ocular Invention or Ocular Patent are granted to Incept under this Agreement. For a period of one (1) year after the publication of any Ocular Patent having an earliest effective filing or priority date that is less than one year after the Effective Date, Incept shall have the right to audit all lab notebooks, invention disclosures and other documents and records in the possession or control of Ocular, including without limitation electronically stored documents (“Ocular Documents”), that evidence or otherwise include information reasonably related to the conception and/or reduction to practice of any potentially patentable subject matter disclosed in such Ocular Patent so that Incept may determine the date(s) of conception of such potentially patentable subject matter disclosed in such Ocular Patent as well as the potential contribution of any Incept Member to the conception of such potentially patentable subject matter. Ocular shall make such Ocular Documents available for Incept’s (confidential) inspection no later than two (2) weeks of receiving a written request from Incept for same.

2.4                               Rights to Joint Inventions and Incept Inventions. Joint Inventions and Incept Inventions shall be fully owned by Incept, subject to the license granted by the Licensor to the Licensee under Section 2.1. Ocular shall assign any and all of its rights, title and interest to any such Joint Inventions, including Joint Invention Licensed Patents and Incept Inventions, including Incept Invention Licensed Patents, as applicable, to Incept pursuant to an assignment agreement which shall be in a form this is the same or substantially similar to the sample assignment attached hereto as Exhibit D (the “Assignment Agreement”); provided however, that any such assignment shall also be subject to the license granted by Incept to Ocular hereunder pursuant to Section 2.1. Ocular agrees to take such actions and to execute such instruments and documents as shall be reasonably necessary to obtain Patents covering the Incept Inventions and Joint Inventions pursuant to Section 5.6.

2.5                               Patent Marking. Licensee shall mark all Licensed Products, Joint Invention Licensed Products, Incept Invention Licensed Products and any product that is covered, or which the manufacture, sale, offer for sale, importation or use of which is covered, by one or more Valid Claims of a Shape-Changing Licensed Patent (“Shape-Changing Licensed Product(s)”), or the packaging thereof, with an appropriate patent marking for all Patents issued or pending from the Original Licensed Patents, Joint Invention Licensed Patents, Incept Invention Licensed Patents and Shape-Changing Licensed Patents, in each case as provided for under the laws of the countries in which such products are licensed.

2.6                               Exceptions to Exclusivity of Grant. US Patent No. 6,632,457 and foreign counterparts thereof, including CA 2,339,482, EP 99941154.9, ad JP3000-564591, and any other US and foreign Patent Applications that claim priority thereto (collectively, “the ‘457 patent family”), are the subject of a prior, nonexclusive license grant from Licensor to Genzyme Corporation without any restriction as to field of use.

3.0                               Consideration and Royalties.

3.1                               License Fee to Licensor. In consideration of the rights and Licenses granted by Licensor to Ocular under this License, Ocular has previously granted to Licensor 1,169,700 fully paid and non-assessable shares of Ocular common stock, par value $0.001 per share, which prior stock grant is hereby confirmed by Licensor.

3.2                               Royalty Fees. In further consideration of the rights and Licenses granted by Licensor to Licensee under this Agreement, Licensee agrees to pay to Licensor (i) a royalty of [**] percent ([**]%) of Net Sales of Licensed Products within the Field of Use, (ii) a royalty of [**] percent ([**]%) of Net Sales of Licensed Products within the Second Field of Use, and (iii) a royalty of [**] percent ([**]%) of Net Sales of Joint Invention Licensed Products and Incept Invention Licensed Products, each in the Drug Delivery Field, during the applicable Royalty Term.

3.3                               Optional Royalty Rate for Sublicensee(s). At Licensor’s sole discretion and option, Licensor may require as a condition of any sublicense granted within the Second Field of Use [**] percent ([**]%) of any upfront payment and other payments received by Ocular or its Affiliates from said Sublicensee that are not already included in the royalty paid to Licensor, in which case the the Royalty Rate set forth in Section 3.2(ii) shall be reduced to [**] percent ([**]%) of Net Sales of Licensed Products within the Second Field of Use by said Sublicensee.

3.4                               Non-Royalty Sales. No royalty shall be payable under Sections 3.2 and 3.3 with respect to sales of Licensed Products among Licensee and its Affiliates for resale; nor shall a royalty be payable hereunder with respect to sales of Licensed Products for use in research and/or development, in clinical trials or as samples.

3.5                               Royalty Term. The royalties due under Section 3.2 shall be payable only for Net Sales of Licensed Products, Joint Invention Licensed Products and Incept Invention Licensed Products, and for each, commencing with the date of the first commercial sale of such Licensed Products, Joint Invention Licensed Products and Incept Invention Licensed Products, respectively, and until the expiration of the last to expire of the Patents within the Original Licensed Patents, the Joint Invention Licensed Patents and the Incept Invention Licensed Patents, as applicable.

3.6                               Reports. Beginning with the first accrual of Net Sales on which a royalty is due hereunder, Licensee shall provide to Licensor a quarterly royalty report, as follows: within thirty (30) days after the end of each calendar quarter, Licensee shall deliver to Licensor a royalty report, stating (a) the total of Net Sales; (b) the calculation of royalties; and (c) the total royalties so calculated and due to Licensor. Simultaneously with the delivery of each such report,

Licensee shall pay to Licensor the total royalties, if any, due to Licensor for the period of such report. If no royalties are due, Licensee shall so report. Licensor shall not provide to third parties any information contained in reports provided by Licensee hereunder, without the prior written permission of Licensee.

3.7                               Payments. All amounts payable hereunder by Licensee shall be payable in United States Dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by Licensee in calculating Licensee’s own revenues for financial reporting purposes. Any withholding or other tax that Licensee or any of its Affiliates are required by law to withhold and pay on behalf of Licensor shall be deducted from said royalties and paid to the taxing authority. In regard to any tax so deducted, Licensee shall furnish Licensor with proper evidence of the taxes paid.

4.0                               Representations, Warranties and Indemnification.

4.1                               Representations. Each Party hereto represents and warrants that it has the requisite power and authority, corporate and otherwise, to execute and perform under this Agreement. Licensor represents and warrants that it has disclosed to Licensee all rights that it has optioned, licensed, or granted to a third party that would limit or prohibit Licensor’s ability to grant the rights it has granted to Licensee herein. Licensee represents and warrants that any and all Patents and Patent Applications filed in any country naming one or more Ocular Members that disclose any subject matter conceived prior to the Effective Date have been or shall be assigned to Licensor in accordance with the terms and conditions of this Agreement, regardless of the filing date of such Patents and Patent Applications. Licensee further represents and warrants that it has taken for at least one year prior to the Effective Date, and shall continue to take for at least three (3) years after the Effective Date, all reasonable and customary measures to ensure the preservation of all lab notebooks, invention disclosures and other documents and records, including without limitation electronically stored documents, that evidence that evidence or otherwise include information reasonably related to the conception and/or reduction to practice of any potentially patentable subject matter disclosed in any Ocular Patent  having an earliest effective filing or priority date that is less than one year after the Effective Date.

4.2                               Indemnification. Ocular shall indemnify, defend and hold harmless Incept, its members, shareholders, officers, agents, employees and consultants, and the successors and assigns of any of the foregoing, from and against any and all loss, damage, claim, injury, penalty, fine, settlement, cost or expense, including, without limitation, reasonable attorneys’, accountants’, and other professional fees and expenses of litigation, either awarded as damages or incurred as part of Incept’s or Ocular’s defense to any claim made in connection with the sale of Licensed Products, Joint Invention Licensed Products, Incept Invention Licensed Products and/or Shape-Changing Licensed Products, as may be applicable, including, without limitation, (i) any product liability claim, except to the extent that such claim is caused by the willful misconduct of Incept, its officers, agents, or employees, or (ii) any claim, suit, demand or allegation that the design, use, sale, manufacture, or application of Licensed Products, Joint Invention Licensed Products, Incept Invention Licensed Products and/or Shape-Changing Licensed Product, as may be applicable, infringes any patent or other intellectual property right of any third party.

5.0                               Patent Ownership, Prosecution, and Notice.

5.1                               Prosecution. Licensor has and shall continue to have sole control and responsibility for ongoing prosecution of the Original Licensed Patents in all countries, including the payment of maintenance and annuity fees, and for the filing of any new, divisional, continuation, continuation-in-part or reissue application that claims priority to an existing Original Licensed Patent. Licensor will promptly provide copies to Licensee of any correspondence submitted to, or received from, the United States Patent and Trademark Office (“PTO”), non-U.S. counterparts of the PTO, and appointed representatives (“Foreign Associates”) handling prosecution of non-U.S. Original Licensed Patents on behalf of Licensor. Licensor will also provide by email or other essentially contemporaneous means, at least one month in advance of any deadline for submission, any proposed communication to the PTO, non-U.S. counterpart of the PTO, or foreign associate regarding any Original Licensed Patent. Licensee will provide Licensor with input regarding the proposed communication at least two weeks prior to the submission deadline. Notwithstanding the foregoing, in the event a deadline for responding to a communication from any patent office is less than six weeks from the mailing date of the communication, Licensor will provide its proposed response at least two weeks in advance of the submission deadline, and Ocular will provide Licensor with input regarding the proposed response at least one week prior to the submission deadline. Licensor will evaluate timely received input from Licensee regarding any proposed submission and, based on the business judgment of Licensor, and at Licensor’s sole discretion, modify the proposed communication accordingly. Licensee will promptly provide Licensor with any materials known to Licensee that may reasonably be required under 37 CFR 1.56 to be submitted to the PTO in an Information Disclosure Statement for an Original Licensed Patent. Licensor will not allow an Original Licensed Patent to become abandoned without providing at least one month’s written notice to Licensee in advance of any deadline for making a submission or payment of fee required to maintain such Patent, should Licensor determine it does not desire to continue the prosecution, appeal, or maintenance thereof. Upon receipt of such notice, Licensee may request in writing that Licensor continue the prosecution, appeal, or maintenance of such Patent, at Ocular’s expense as provided in Section 5.2, and Licensor will do so long as such written notice from Licensee is received not less than one week before the respective deadline.

5.2                               Fees. Subject to Section 5.3, within thirty (30) days of receiving an invoice from Licensor for same, Licensee shall reimburse Licensor for its share of the reasonable fees and costs incurred by Licensor for the prosecution of the Original Licensed Patents, including maintenance fees and annuities. Licensee’s share of such fees and costs for a given Original Licensed Patent shall be equal to 1/x, where “x” equals the number of exclusive licensees of that Original Licensed Patent. Upon reasonable request by Licensee, Licensor will provide an accounting of its fees and costs incurred for, and a listing of all exclusive licensees of, the Original Licensed Patents. Licensor will itemize each invoice seeking reimbursement to show the total amount paid by Licensor and the amount owed by Licensee for its share for each Original Licensed Patent.

5.3                               Election of Licensed Patents. Licensee, by written notification to Licensor, may designate the Patent or serial numbers of one or more Patents and Patent Applications in any country to be removed from the Original Licensed Patents, and for which it will no longer be a licensee. Licensee will not be responsible for any prosecution costs, maintenance fees or annuities incurred for the removed patents and applications as provided for in Section 5.2 after delivery of such written notification to Licensor, except that such notice must be received by Licensor at least one month in advance of the deadline for submission of any maintenance fee or annuity payment. In the event Licensor files a Patent Application, including without limitation any divisional, continuation, continuation-in-part or reissue application, which claims priority to an Original Licensed Patent, or to a patent or application previously removed from the list of Original Licensed Patents, Licensor shall provide notice of same to Licensee, and Licensee shall have up to thirty (30) days to request such new application be deleted from the list of Original Licensed Patents, in which case Licensee will not be responsible for any costs borne by Licensor related to the new application.

5.4                               Small Entity Status Change. Licensee shall notify Licensor immediately in writing should Licensee no longer qualify for small entity status under the PTO rules and regulations, including upon undertaking an obligation to assign this Agreement (subject to Section 10.1) or sublicense any of the Original Licensed Patents to a party in which such obligation to assign or sublicense may possibly disqualify Licensee or Licensor from such small entity status with respect to such Original Licensed Patents.

5.5                               Original Licensed Patents. The Original Licensed Patents shall continue to be owned by Licensor. Nothing herein shall be read to constitute an assignment or transfer of any rights to the Original Licensed Patents from Licensor to Licensee except as explicitly granted herein.

5.6                               Prosecution of Joint Invention Licensed Patents and Incept Invention Licensed Patents. Ocular shall have sole control and responsibility for the preparation, filing and prosecution of any Patents or Patent Applications arising from any Joint Invention(s) (each a “Joint Invention Licensed Patent”) or Incept Invention(s) (each an “Incept Invention Licensed Patent”) in all countries, including the payment of maintenance and annuity fees, and for the filing of any new, divisional, continuation, continuation-in-part or reissue application that claims priority to any future Joint Invention Licensed Patent or Incept Invention Licensed Patent then in existence; provided, however, that Incept shall have the right, but not the obligation, to provide input regarding the prosecution of any such Patents or Patent Applications and the Parties will work in good faith to cooperate with each other and each shall perform any other acts as may be reasonably necessary or appropriate in the prosecution of any such Patents or Patent Applications. Incept hereby appoints Ocular as its attorney in fact, and hereby authorizes Ocular to execute a Power of Attorney form on its behalf for use in any jurisdiction in which Ocular may wish to apply for filings of any Patent(s) or Patent Application(s) related to any such Joint Invention Licensed Patent(s) or Incept Invention Licensed Patent(s), sufficient in scope for Ocular to have any such Patent(s) or Patent Application(s) registered with the applicable government authorities. Nothing herein shall be read to constitute an assignment or transfer of any rights to any such Joint Invention Licensed Patents or Incept Patents from Incept to Ocular except as explicitly granted in this Agreement.

5.7                               Incept’s Right to Prosecute. Notwithstanding Section 5.6, in the event of a dispute between the Parties regarding the prosecution of any Patent(s) or Patent Application(s) arising from any Joint Invention(s) or Incept Invention(s), Incept shall have the right, but not the obligation, to newly file or assume the responsibility of prosecuting any such Patent(s) or Patent Application(s) and/or to file a new Patent Application claiming priority to any such Patent(s) or Patent Application(s) in any country at its own expense. Nothing herein shall be read to constitute an assignment or transfer of any rights to any such Joint Invention Licensed Patents or Incept Invention Licensed Patents from Incept to Ocular except as explicitly granted herein.

5.8                               Prosecution of Shape-Changing Licensed Patents. The Parties agree to work together in good faith promptly after the Effective Date to enter into a separate agreement with Tulavi under which Ocular will assume control from Incept of prosecution of the Shape-Changing Licensed Patents, while preserving Tulavi’s existing rights and obligations relating to same under a separate license agreement with Incept.

6.0                               Patent Infringement.

6.1                               Right of Patent Enforcement in Field of Use, Second Field of Use and Drug Delivery Field. Licensee shall have the right to bring suit against third parties who infringe any Original Licensed Patent(s) in the Field of Use or in the Second Field of Use, or who infringe any Joint Invention Licensed Patent(s) and/or Incept Invention Licensed Patents in the Drug Delivery Field (the “Ocular Enforced Patent(s)” and the “Ocular Enforced Field(s)”), provided that, before communicating to any third party about the possible infringement of any Ocular Enforced Patent in a respective Ocular Enforced Field and/or filing a complaint in any court alleging infringement of such Ocular Enforced Patent in such Ocular Enforced Field by a third party, Licensee must first notify Licensor in writing. If requested by either party, Licensee and Licensor agree to enter into a Joint Defense and Prosecution Agreement, the same or substantially similar to that provided in Exhibit B, for the purpose of allowing the Parties to share confidential and attorney-client privileged information regarding the possible infringement of one or more Ocular Enforced Patents by third parties. Notwithstanding the foregoing, if

Licensee has reason to believe that one or more other licensee(s) and/or sublicensee(s) of Licensor of the Original Licensed Patents, Joint Invention Licensed Patents and/or Incept Invention Licensed Patents, as may be applicable, is infringing any Ocular Enforced Patent in a respective Ocular Enforced Field, Licensee shall notify Licensor and such other licensee(s) and/or sublicensee(s) of same in writing. Within 10 days of receiving such notice, Licensor and Licensee shall commence good faith discussions with such other licensee(s) and/or sublicensee(s) in an effort to settle the matter without litigation. In the event such discussions are not successful, and not less than ninety (90) days after providing such notice, Licensee may then bring an infringement suit against such other licensee(s) and/or sublicensee(s) of any such Ocular Enforced Patents.

6.2                               Costs of Litigation; Allocation of Recoveries. All costs of prosecuting any infringement action brought by Licensee against a third party pursuant to Section 6.1 including the costs of defending any opposition proceeding brought outside the United States or any PTO post grant proceeding, including but not limited to Inter Partes Reviews initiated by any third party in connection with any such infringement action, will be borne by Licensee, and Licensee is entitled to any recovery it obtains as a result of such infringement action, whether by settlement or judgment.

6.3                               Cooperation in Litigation. At the request and expense of Licensee, Licensor agrees to be joined as a party in any suit or other enforcement, defense or maintenance action brought by Licensee against a third party, including any other licensee or Sublicensee, pursuant to Section 6.1, and to reasonably cooperate with Ocular in such proceeding.

6.4                               Settlement. Licensor and Licensee agree not to settle any suit or other enforcement, defense or maintenance action brought by Licensee against a third party pursuant to Section 6.1 with the prior written consent of each other, provided such consent shall not be unreasonably withheld.

6.5                               Notification Involving an Ocular Enforced Patent. Licensor will promptly notify Licensee if Licensor is aware of any pleading filed in any court that alleges infringement, invalidity or unenforceability of any Ocular Enforced Patent, or of any request for reexamination, reissue, interference or other post issuance challenge in any patent office of any Ocular Enforced Patent.

6.6                               Right of Participation. Nothing in this Agreement prevents Licensor or Licensee from joining any action involving any Ocular Enforced Patent, and each of Licensor and Licensee each agree to not contest the joining of any action involving any Ocular Enforced Patent by any other exclusive licensee of Licensor of any Ocular Enforced Patent in any field of use, in which case all parties to such action may also agree in writing as to allocations of costs and expenses, as well as any recoveries, whether by settlement or judgment.

6.7                               Enforcement of Shape-Changing Patents. Notwithstanding any of the foregoing Sections 6.1-6.6, Licensee shall have the right to bring suit against third parties who infringe any Shape-Changing Licensed Patent in any field outside of the Tulavi Field. If requested by either Party, Licensee and Licensor agree to enter into a Joint Defense and Prosecution Agreement, the same or substantially similar to that provided in Exhibit B, for the purpose of allowing the Parties to share confidential and attorney-client privileged information regarding the possible infringement of one or more Shape-Changing Licensed Patents by third parties. All costs of prosecuting any infringement action brought by Licensee against a third party pursuant to this Section 6.7, including the costs of defending any opposition proceeding brought outside the United States or any PTO post grant proceeding, including but not limited to Inter Partes Reviews initiated by any third party in connection with any such infringement action, will be borne by Licensee, and Licensee is entitled to any recovery it obtains as a result of such infringement action, whether by settlement or judgment. At the request and expense of Licensee, Licensor agrees to be joined as a party in any suit or other enforcement, defense or maintenance action brought by Licensee against a third party, including any other licensee or Sublicensee, pursuant to this Section 6.7, and to reasonably cooperate with Licensee in such proceeding. Licensee does not require Licensor’s approval to settle any suit or other enforcement, defense or maintenance action, except to the extent that such settlement may affect the rights of Tulavi to enforce any of the Shape-Changing Licensed Patents within the Tulavi Field. Licensor will promptly notify Licensee if Licensor is aware of any pleading filed in any court that alleges infringement, invalidity or unenforceability of any Shape-Changing Licensed Patent, or of any request for reexamination, reissue, interference or other post issuance challenge in any patent office of any Shape-Changing Licensed Patent. Nothing in this Section 6.7 prevents Licensor or Licensee from joining any action involving any Shape-Changing Licensed Patent, and each of Licensor and Licensee each agree to not contest the joining of any action involving any Shape-

Changing Licensed Patent by Tulavi with respect to the Tulavi Field, in which case all parties to such action may also agree in writing as to allocations of costs and expenses, as well as any recoveries, whether by settlement or judgment.

7.0                               Confidential Information.

7.1                               Definition. As used in this Section 7.0, “Confidential Information” shall mean any non-public information of a Party (the “Disclosing Party”) disclosed to the other party (the “Recipient”) during the term of this Agreement, and which is identified to the Recipient at the time of its initial disclosure as confidential by the Disclosing Party, including, but not limited to: trade secrets, data, technical processes and chemical processes, suppliers, customers, polymer chemistry, compositions of matter, sales, supplier costs, unpublished financial information, product and business plans and projections, marketing data, client and user lists and information, and this Agreement and all Exhibits and Schedules attached hereto. To be within the foregoing definition, such information shall be disclosed in writing and specifically identified as “Confidential Information” not later than ten (10) days following the initial disclosure.

7.2                               Obligations of Confidentiality. Recipient shall use the Confidential Information of the Disclosing Party solely to perform it responsibilities and obligations as set forth in this Agreement (the “Purpose”) and shall not disclose such Confidential Information other than to its affiliates, employees, officers, directors, independent contractors, service providers, sublicensees, attorneys, accountants, and financial advisors (collectively, “Representatives”) who: (a) need access to such Confidential Information for the Purpose; (b) are informed of its confidential nature; and (c) are bound by written confidentiality obligations no less protective of the Confidential Information than the terms contained herein. Recipient shall safeguard the Confidential Information from unauthorized use, access, or disclosure using no less than a commercially reasonable degree of care. Recipient will be responsible for any breach of this Agreement caused by its Representatives. The Parties agree to maintain and hold all Confidential Information in confidence pursuant to the terms of this Section 7.2 during the Term and for a period of three (3) years after the Disclosure of the Confidential Information.

7.3                               Exceptions to Obligations of Confidentiality. The Obligations of Confidentiality set forth in Section 7.2 shall not apply to information that: (a) is known or becomes known to the Recipient directly or indirectly from a third-party source other than one having an obligation of confidentiality to the Disclosing Party; (b) is or becomes publicly available or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the Recipient; or (c) is or was independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information, as shown by tangible evidence in the Recipient’s possession and satisfactorily demonstrated to the Disclosing Party. Notwithstanding the foregoing, the Parties acknowledge and agree that each may disclose Confidential Information as required by law, the rules of any applicable securities exchange or pursuant to an enforceable order of a court or government agency having appropriate jurisdiction; provided, however, that in the event a Party is required to disclose the other Party’s Confidential Information as required by law, such party will limit disclosure to such purpose and apply all appropriate judicial safeguards and, as soon as practicable prior to such disclosure, provide the other party with prompt written notice of such requirement to enable it to seek a judicial protective order.

8.0                               Termination.

8.1                               Term. Unless terminated earlier pursuant to Section 8.2 or 8.3, this Agreement expires upon the later of (i) the expiration or disclaimer by Licensor of the last Valid Claim, and (ii) the final unappealable rejection or abandonment of the last Pending Application.

8.2                               Breach of Agreement. In the event a party breaches any material obligation under this Agreement or any provision hereof and fails to cure such breach within sixty (60) days after receipt of notice thereof from the non-breaching party, the non-breaching party shall have the right to terminate this Agreement immediately upon notice to the breaching party.

8.3                               Bankruptcy. In the event a Party files a voluntary petition for bankruptcy, has an involuntary petition for bankruptcy filed against it which is not dismissed within sixty (60) days, makes an assignment for the benefit of its creditors, or has a receiver appointed for all or a portion of its property, the Party not experiencing such event shall have the right to terminate this Agreement immediately upon notice to the Party experiencing such event. All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

8.4                               Effect of Termination. The provisions of Sections 1.0, 2.3, 2.4, 2.5, 4.0, 7.0, 8.4 and 10.0, along with any payment obligation owed under Section 3.0 as of the date of termination or expiration, shall survive any termination or expiration of this Agreement. Termination or expiration of this Agreement shall not relieve either Party of any obligation which has accrued prior to such termination or expiration. Notwithstanding the foregoing, upon the expiration, but not the earlier termination of this Agreement, Licensee shall have an exclusive, fully paid-up right and license to use and exploit (a) the Licensed Technology within the Field of Use and within the Second Field of Use, and (b) the Joint Invention Licensed Technology and the Incept Invention Licensed Technology in the Drug Delivery Field.

9.0                               Covenant Not To Sue.

9.1                               Covenant Not to Sue Tulavi. Ocular, on behalf of itself and its Affiliates, covenants that Ocular and its Affiliates will not initiate or continue any judicial or administrative proceeding (e.g., before the U.S. International Trade Commission) anywhere in the world against Tulavi, its Affiliates, or any of its or their Suppliers, Distributors or Customers, based upon any claim that the manufacture, use, sale, license, distribution, offer for sale, offer for license, import, export, or other exploitation of a Tulavi Product in the Tulavi Field constitutes infringement (including direct, contributory or inducement of infringement) of any Joint Invention Licensed Patent or Incept Invention Licensed Patent. This covenant is irrevocable and non-terminable. For purposes of this Section 9.1: “Customer” means a person or entity that uses, purchases, or acquires a license to use, a Tulavi Product; “Distributor” means a person or entity that sells, offers for sale, licenses, offers for license or distributes a Tulavi Product; “Supplier” means a person or entity that makes or supplies a Tulavi Product; and “Tulavi” means any product, portion of a product, service, portion of a service, or combination with one or more other products, portions of a product, services, or portions of a service made, used, sold, distributed, licensed or offered for sale or license by or for Tulavi or any Affiliate of Tulavi now or in the future. For avoidance of doubt, the foregoing covenant by Ocular does not apply with respect to claims arising from the manufacture, use, sale, license, distribution, offer for sale, offer for license, import, export, or other exploitation of a Tulavi Product outside of the Tulavi Field.

9.2                               Tulavi is a Third Party Beneficiary. The Parties agree and confirm that Tulavi is a third party beneficiary to this Agreement, and that Licensee’s agreement to the provisions of this Section 9.0 is given as additional consideration for the licenses granted by Licensor in Section 2.0.

10.0                        Miscellaneous Provisions.

10.1                        Prior Written Consent. This Agreement may not be assigned by either Party without the prior written consent of the non-assigning Party, except to a third party that succeeds to all or substantially all of the assigning Party’s business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement.

10.2                        No Joint Venture. The Parties have entered into this Agreement solely as independent contractors and nothing contained herein shall be construed as giving rise to a joint venture, partnership or other form of business organization.

10.3                        Written Notices. All notices given hereunder shall be in writing and sent by certified mail, return receipt requested, addressed as follows, provided that a party may change its address for notice by notice thereof. Addresses are: Incept LLC, 1359 Dell Avenue, Campbell, CA 95008; and Ocular Therapeutix, Inc., 36 Crosby Drive, Suite 101, Bedford, MA 01730.

10.4                        Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware. The Parties agree to submit to the jurisdiction of the State of Delaware.

10.5                        Invalidity of Provisions. In the event any provision of this Agreement shall be held to be invalid or unenforceable in whole or in part, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and such invalid or unenforceable provision shall be enforced to the maximum extent permissible.

10.6                        Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in any construction or interpretation of this Agreement.

10.7                        Entire Agreement. This Agreement, including its Exhibits and Schedules constitute the entire agreement between the Parties concerning its subject matter and supersedes any prior or contemporaneous agreements and understandings in connection therewith, including the Original License and the Amended License. This Agreement may be amended, waived or revoked only by a written instrument executed by the Parties. Notwithstanding the foregoing provisions of this Section 10.7 or any other provision of this Agreement, the terms and conditions of the Amended License shall govern and supersede any conflicting terms and conditions of this Agreement with respect to any events relating to this Agreement occurring prior to the Effective Date.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals under seal as of the date first written above.

/s/ Amarpreet Sawhney
Amarpreet Sawhney
General Partner
Incept, LLC

/s/ Antony Mattessich
Antony Mattessich
President and CEO
Ocular Therapeutix, Inc.

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

EXHIBIT A

Original Licensed Patents

Ref. No.	Pat. No. (Issue Date) or Application and Pub. No.	Jurisdiction and Status	Title

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of nine pages were omitted. [**]

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

EXHIBIT B

JOINT DEFENSE AND ENFORCEMENT AGREEMENT

RECITALS

Whereas Incept, LLC (“Incept”), and Ocular Therapeutix, Inc. (“Ocular”), have entered into a certain Amended and Restated License Agreement in which Incept has granted an exclusive license to Ocular to certain patents and patent applications in a specified field of use,

Whereas Incept and Ocular desire to enjoy the commercial and legal rights and privileges associated with the aforesaid patent and patent applications,

Whereas Incept and Ocular have a common interest in exchanging information to enforce these legal rights and privileges, and in the exchange of all such information that may be relevant in the pursuit of these legal rights and privileges, and

Whereas the parties are represented by legal counsel for enforcing these rights and privileges, and the sharing of relevant information is in the parties’ common interest reasonably necessary to achieve the purpose for which their attorneys were engaged;

Now therefore, the parties hereto hereby agree as follows:

JOINT AGREEMENT

1.0 Definitions shall be as set forth in the Amended and Restated License Agreement, with additional definitions, for purposes of this Joint Defense and Enforcement Agreement only, being:

1.1 Joint Agreement shall mean this Joint Defense and Enforcement Agreement.

1.2 Information means any information, written or oral, including, but not limited to: documents, electronic data, emails, telephone logs, conversations, memos, opinions, analysis, reports, annotations or comments, and tests.

1.3 Shared Information means Information possessed by a Party as a result of the gathering or transfer of Information under this Joint Agreement that, as to a Party, either individually or jointly, is subject to attorney client privilege or attorney work product.

1.4 Parties means Incept and Ocular, and attorneys, agents, employees, consultants, or representatives thereof, and combinations of the same.

1.5 Party means an entity that is one of the Parties.

1.6 Counsel means an attorney or an agent for an attorney.

1.7 Common Interest means a common legal interest formed between Parties, either before or after the execution of the Joint Agreement, including, but not limited to, attorney-client privilege, attorney work product, joint defense privilege, and/or joint attorney work product.

2.0 Confidentiality

2.1 Duration. All Shared Information disclosed by a Party pursuant to this Agreement will be held to be confidential by the other Parties as long as necessary to effectuate the purposes of this Joint Agreement and/or preserve the confidentiality of Shared Information.

2.2 Limited Disclosure. Counsel for Parties will be directed to limit disclosure of Shared Information disclosed pursuant to this Joint Agreement to attorneys and agents for the attorneys that are actually using the Information for legal representation of a client.

3.0 Joint Defense. The Parties agree to cooperate with respect to the sharing of Information as necessary to defend a patent application or patent that is the subject of a license between Incept and Ocular.

4.0 Joint Enforcement. The Parties agree to cooperate with respect to the sharing of Information as necessary to enforce a patent application or patent that is the subject of a license between Incept and Ocular.

5.0 Information related to other matters. The Parties agree to cooperate with respect to the sharing of Information as necessary to accomplish their mutual purposes, and recognize that the scope of discovery and additional legal claims that may be litigated in association with the matters described herein may require disclosure of Information not directly related to patent matters.

6.0 Cooperation in Litigation. Incept and Ocular agree to cooperate in Litigation as set forth in Section 6.3 of the Amended and Restated License Agreement.

7.0 Disclaimers and Waivers

7.1 Attorney-Client relationships. Attorney-Client relationships will not be created by a Common Interest. An attorney-client relationship may be formed between a Party and a Counsel before formation of a Common Interest, or by a writing executed by a Counsel and by a Party after formation of a Common Interest. Each Party is represented solely by their own Counsel, unless otherwise specifically agreed in writing.

7.2 Disqualification. Waiver Information shared pursuant to this Joint Agreement will not be a basis for disqualifying representation of a Party to this Joint Agreement by a particular attorney or law firm that is otherwise in conformance with this Joint Agreement and applicable rules of professional responsibility.

7.3 Existence of Common Interest. Execution of this Joint Agreement is not an admission that a prior Common Interest does not already exist.

8.0 Termination and Miscellaneous Provisions

8.1 Non-severance of Confidentiality. Confidentiality terms of this Joint Agreement shall survive its termination.

8.2 Settlement. Settlement of a legal claim by a Party is not a basis for disclosing Shared Information.

8.3 Prior Written Consent. This Joint Agreement may not be assigned by either party without the prior written consent of the non-assigning party, except to a third party that succeeds to all or substantially all of the assigning party’s business or assets relating to this Joint Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of the Joint Agreement.

8.4 No Joint Venture. Nothing contained herein shall be construed as giving rise to joint venture, partnership or other form of business organization.

8.5 Written Notices. All notices given hereunder shall be in writing by facsimile with proof of receipt and/or sent by certified mail, return receipt requested, addressed as follows, provided that a party may change its address for notice by notice thereof. Addresses are: Incept LLC, 1359 Dell Avenue, Campbell, CA 95008; and Ocular Therapeutix, Inc., 15 Crosby Drive, Bedford, MA 01730.

8.6 Governing Law. This Joint Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to that body of law known as “conflicts of law”.

8.7 Invalidity of Provisions. In the event any provision of this Agreement shall be held to be invalid or unenforceable in whole or in part, the remainder of this Joint Agreement shall not be affected thereby and shall remain in full force and effect, and such invalid or unenforceable provision shall be enforced to the maximum extent permissible.

Amarpreet Sawhney	Antony Mattessich
General Partner	President and CEO
Incept, LLC	Ocular Therapeutix, Inc.

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

EXHIBIT C

Shape Changing Patents

Ref. No.	Pat. No. (Issue Date) or Application and Pub. No.	Jurisdiction and Status	Title

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

CONFIDENTIAL TO INCEPT, LLC,

AND OCULAR THERAPEUTIX, INC.

EXHIBIT D

FORM OF ASSIGNMENT - WORLDWIDE

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ocular Therapeutix, Inc.  (hereinafter referred to as “ASSIGNOR”) has sold, assigned, and transferred, and by these presents hereby sells, assigns, and transfers, unto

Incept, LLC

1359 Dell Avenue

Campbell, CA 95008

(hereinafter referred to as “ASSIGNEE”) its successors and assigns, the full and exclusive right, title and interest for the United States, its territories and possessions, and all foreign countries in and to this invention relating to

[TITLE]

as set forth in the following Patent Applications:

International Application No. [App. No.], filed [filing date]

which claim the benefit of the following Patent Applications:

United States Provisional Application No. [App. No.], filed [filing date]
                                                United States Provisional Application No. [App. No.], filed [filing date]

as well as in and to (a) the above-identified applications and all other applications for Letters Patent of the United States and countries foreign thereto for above-identified invention or inventions and all improvements and modifications thereof, (b) all Letters Patent which may issue from said applications in the United States and countries foreign thereto, (c) all divisions, continuations, reissues, and extensions of said applications and Letters Patent, and (d) the right to claim for any of said applications the full benefits and priority rights under the International Convention and any other international agreement to which the United States adheres; such right, title, and interest to be held and enjoyed by ASSIGNEE, its successors and assigns, to the full end of the term or terms for which any and all such Letters Patent may be granted as fully and entirely as would have been held and enjoyed by ASSIGNOR had this Assignment not been made.

ASSIGNOR HEREBY AUTHORIZES ASSIGNEE to file patent applications in any or all countries on the above-identified invention or inventions in the name of the undersigned or in the name of ASSIGNEE or otherwise as ASSIGNEE may deem advisable under the International Convention or otherwise.

ASSIGNOR HEREBY AUTHORIZES AND REQUESTS the Commissioner of Patents and Trademarks to issue said Letters Patent to ASSIGNEE as assignee of the entire interest, for the sole use and benefit of ASSIGNEE, its successors and assigns.

ASSIGNOR HEREBY AGREES (a) to communicate to ASSIGNEE, its successors and assigns, or their representative or agents, all facts and information known or available to ASSIGNOR respecting said invention or inventions, improvements, and modifications including evidence for interference, reexamination, reissue, opposition, revocation, extension, or infringement purposes or other legal, judicial, or administrative proceedings, whenever requested by ASSIGNEE; (b) to testify in person or by affidavit as required by ASSIGNEE, its successors and assigns, in any such proceeding in the United States or a country foreign thereto; (c) to execute and deliver, upon request by ASSIGNEE, all lawful papers including, but not limited to, original, divisional, continuation, and reissue applications, renewals, assignments, powers of attorney, oaths, affidavits, and declarations, depositions; and (d) to provide all reasonable assistance to ASSIGNEE, its successors and assigns, in obtaining and enforcing proper title in and protection for said invention or inventions, improvements, and modifications under the intellectual property laws of the United States and countries foreign thereto.

ASSIGNOR HEREBY REPRESENTS AND WARRANTS that ASSIGNOR has the full and unencumbered right to sell, assign, and transfer the interests sold, assigned, and transferred herein, and that ASSIGNOR has not executed and will not execute any document or instrument in conflict herewith.

Executed this              day of                              , 2018.

[Name]
[Position at Ocular Therapeutix]